BETH CORVINO JOINS LAIDLAW INTERNATIONAL AS GENERAL COUNSEL
AND CORPORATE SECRETARY

NAPERVILLE, IL, April 13, 2004 – Laidlaw International (NYSE: LI; TSX: BUS) today announced Beth Byster Corvino has joined the company as Senior Vice President, General Counsel and Corporate Secretary. In her role as General Counsel and Corporate Secretary she will have oversight of all legal activities of the holding company and its subsidiaries.

     “It is my great pleasure to welcome Beth to our team,” said Kevin Benson, Laidlaw International’s President and Chief Executive Officer. “As a Chicago native, she is well known in the local legal community and brings to Laidlaw International a breadth of legal expertise coupled with a strong demonstration of general business leadership. We conducted an extensive search to fill this position and our patience was rewarded with this great complement to the new team we are building in Chicago.”
     Ms. Corvino most recently served as Vice President, General Counsel and Corporate Secretary of Chas. Levy Company LLC. During her five-year tenure at Chas. Levy, she was responsible for all legal affairs and strategic planning for the company, and served as Chief Operating Officer of its trucking subsidiary. Prior to her position at Chas. Levy, she held assistant general counsel positions with General Instrument Corporation from 1992 to 1998 and Whitman Corporation (NYSE: PAS) from 1989 to 1992. She has also served in various legal roles at Staley Continental, Inc. and American Hospital Supply Corporation. Ms. Corvino began her legal career in 1982 as an associate with Katten Muchin Zavis Rosenman. She earned her juris doctorate with honors from DePaul University College of Law and received a bachelor of arts degree from Indiana University.
     “In welcoming Beth, I would be remiss if I did not recognize the exceptional work of Michelle Bryan who has been Acting General Counsel to the company for the past six months,” said Benson. “She stepped in to help us at a crucial stage in our development, providing leadership and guidance in many key areas. Her commitment to our success belied her temporary status and, on behalf of our management and Board, I would like to offer her our very special thanks.”

Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport, public transit, patient transportation and emergency department management services. The company’s shares trade on the New York Stock Exchange (NYSE: LI) and on the Toronto Stock Exchange (TSX: BUS). For more information, visit the company’s website at www.laidlaw.com.

Contact:
Sarah Lewensohn
Director, Investor Relations
(630) 848-3120

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